Exhibit a.1

DUFF & PHELPS SELECTED UTILITIES INC.

Articles of Incorporation

            The undersigned, being a natural person and acting as incorporator, hereby adopts the following articles of incorporation for the purpose of forming a business corporation under and by virtue of the general laws of the State of Maryland.

            FIRST. Incorporation. The incorporator is Cameron S. Avery, who is at least eighteen years of age and whose address is 70 West Madison Street, Suite 3200, Chicago, Illinois 60602. He is forming the corporation named in these articles of incorporation under the general laws of the State of Maryland.

            SECOND. Name. The name of the corporation is Duff & Phelps Selected Utilities Inc.

            THIRD. Purposes. The purposes for which the corporation is formed are:

                        1.         To engage in the business of a closed-end management investment company.

                        2.         To invest and reinvest in, to buy or otherwise acquire, to hold for investment or otherwise, and to sell or otherwise dispose of:

                          a.         Securities of all kinds, however evidenced, and rights or warrants to acquire securities, of private and public companies, corporations, associations, trusts and other enterprises and organizations;

                          b.         Obligations issued or guaranteed by national and state governments and their instrumentalities and subdivisions;

                          c.         Deposits in banks, savings banks, trust companies and savings and loan associations;

                          d.         Assets and interests other than securities or deposits.

            FOURTH. Principal office and resident agent. The post office address of the principal office of the corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The name and post office address of the resident agent of the corporation in the State of Maryland is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

            FIFTH. Capital Stock.

            A.        Authorized stock. The total number of shares of capital stock that the corporation shall have authority to issue is 100,000,000 shares, all of one class called common stock, $.001 par value per share (common stock), having an aggregate par value of $100,000.

            B.        Sale of shares. The board of directors may authorize the sale and issuance from time to time of shares of common stock, whether now or hereafter authorized, for such consideration as the board of directors considers advisable, but not less than par value, subject to such limitations as may be set forth in these articles of incorporation, the bylaws, the General Laws of the State of Maryland, the Investment Company Act of 1940 and other applicable laws.

            C.        Fractional shares. Stock may be issued in fractions of whole shares, to which attach pro rata all of the rights of whole shares, including the right of voting and of receipt of dividends, except that there shall be no right of receipt of a certificate representing any fraction of a whole share.

            D.        No preemptive rights. No holder of shares of the corporation, whether now or hereafter authorized, shall be entitled as of right to acquire from the corporation any shares of the corporation, whether now or hereafter authorized.

            SIXTH. Bylaws. The board of directors is authorized to adopt, alter and repeal the bylaws of the corporation, except to the extent that the bylaws provide otherwise.

            SEVENTH. Board of Directors.

            1.         The total number of directors constituting the board of directors of the corporation shall be three, which number may be increased from time to time in accordance with the bylaws of the corporation but shall not be less than three. No decrease in the number of directors shall have the effect of shortening the term of any director then in office.

            2.         The names of the persons who will serve as the initial directors of the corporation are as follows:

                                                                                      Claire V. Hansen
                                                                                      Francis E. Jeffries
                                                                                      Robert D. Milne

            3.         Beginning with the first annual meeting of shareholders held after the initial public offering of the shares of the corporation ("the initial annual meeting"), the board of directors shall be divided into three classes: class I, class II, and class III. The terms of office of the classes of directors elected at the initial annual meeting shall expire at the times of the annual meetings of the stockholders as follows—class I in 1988, class II in 1989, and class III in 1990—or thereafter in each case when their respective successors are elected and qualified. At each subsequent annual election, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed, and shall be elected for a term expiring at the time of the third succeeding annual meeting of stockholders, or thereafter in each case when their respective successors are elected and qualified. The number of directorships shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible.

            4.         Any vacancy occurring in the board of directors may be filled by a majority of the directors in office. A new directorship resulting from an increase in the number of directors shall be construed not to be a vacancy. Any director elected to fill a vacancy shall be in the same class and have the same remaining term as that of the predecessor.

            5.         A director may be removed with or without cause, but only by action of the shareholders taken by the holders of at least 75% of the shares then entitled to vote in an election of directors.

            6.         A majority of the total number of directors fixed in the bylaws shall be required to constitute a quorum at meetings of the board of directors.

            EIGHTH. Majority votes of stockholders. Notwithstanding any provision of the laws of the State of Maryland requiring approval by the stockholders of any action by the affirmative vote of a greater proportion than a majority of the votes entitled to be cast on the matter, any such action may be taken or authorized upon the concurrence of a majority of the number of votes entitled to be cast thereon.

            NINTH. Indemnification. Each person who is or was a director or officer of the corporation, and each person who serves or served at the request of the corporation as a director or officer of another enterprise, shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of the State of Maryland as it may be in effect from time to time, provided that this section shall not protect any director or officer of the corporation against any liability to the corporation or to its shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; and provided further that this article shall not apply as to any action, suit or proceeding brought by or on behalf of a director or officer without prior approval of the board of directors.

            TENTH. Liability of directors and officers. The directors and officers of the corporation shall not be liable to the corporation or to any of its stockholders or creditors because of any action taken by them in good faith, and in taking any such action the directors and officers shall be fully protected in relying in good faith upon the books of account of the corporation or statements or reports prepared by any of its officials or employees or by others who they believe in good faith are qualified to make such statements or reports; provided that this sentence shall not protect any director or officer of the corporation against any liability to the corporation or to its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

            ELEVENTH. Merger, sale of assets, liquidation. Notwithstanding any other provisions of these articles of incorporation, a favorable vote of the holders of at least 75% of the shares of the corporation then entitled to be voted on the matter shall be required to approve, adopt or authorize (i) a merger or consolidation of the corporation with any other corporation, (ii) a sale of all or substantially all of the assets of the corporation (other than in the regular course of its investment activities), or (iii) a liquidation or dissolution of the corporation, unless such action has previously been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the bylaws.

            TWELFTH. Conversion to open-end company. Notwithstanding any other provisions of these articles of incorporation, at any time prior to January 1, 1992, a favorable vote of the holders of at least 75% of the shares of the corporation entitled to be voted on the matter shall be required to approve, adopt or authorize an amendment to the articles of incorporation of the corporation that makes the common stock a redeemable security (as that term is defined in the Investment Company Act of 1940), unless such action has previously been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the bylaws.

            THIRTEENTH. Amendment of articles of incorporation. The corporation reserves the right to amend, alter change or repeal any provision contained in its articles of incorporation, in the manner now or hereafter prescribed by statute, and any rights conferred upon the stockholders are granted subject to this reservation. Notwithstanding any other provisions of these articles of incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, the articles of incorporation or the bylaws of the corporation), the amendment or repeal of article seventh, eighth, ninth, tenth, eleventh, twelfth or of this article thirteenth, of the articles of incorporation shall require the affirmative vote of the holders of at least 75% of the shares then entitled to be voted on the matter.

            IN WITNESS WHEREOF, I have signed these articles of incorporation and have acknowledged the same to be my act on this 25 day of November, 1986.

                                                                                    /s/ Cameron S. Avery
                                                                                    Cameron S. Avery

WITNESS:

/s/ Janet D. Olsen
 Janet D. Olsen